Exhibit 10.39

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made between (i) Rod Lippincott (“Employee”) and (ii) Heska Corporation (the “Company”). Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Employee was employed at the Company’s Loveland facility;

WHEREAS, Employee’s employment with the Company terminated effective February 3rd, 2020 (the “Termination Date”);

WHEREAS, Employee’s termination is without “Cause” under Section 6(a), entitling Employee to certain payments and benefits under Section 6(b) of the Employment Agreement;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties, and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.
Effective Date. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement pursuant to Paragraph 10 below. Employee’s Termination Date will not change regardless of whether this Agreement becomes effective on the “Effective Date.”

2.	Consideration for Release and Payment Terms.

a.
Pursuant to this Agreement, the Company shall, as consideration for Employee’s release and promises set forth in this Agreement, pay Employee additional compensation that Employee would not be entitled to otherwise.

b.
After the Effective Date and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a severance payment in the total sum of three hundred fifty thousand dollars ($350,000.00), less applicable deductions and withholdings, to be paid within three business days of the Effective Date, so long as Employee does not revoke this Agreement pursuant to Paragraph 10 below. This payment is inclusive of the severance pay described under Section 6(b)(ii) of the Employment Agreement and this Agreement supercedes the Company’s obligations under the Employment Agreement. Notwithstanding the Employment Agreement, under this Agreement, Employee agrees to receive entire six months’ payment in one lump sum, to be paid in accordance with the terms herein. Payment will be mailed to Employee’s residence address payable to “Rod Lippincott” or directly deposited to the Employee’s financial institution as soon as is administratively feasible.

c.
Medical and Dental Benefits. From the Termination Date through the earlier of (i) the six month anniversary of the Termination Date or (ii) the date on which Employee is provided or obtains medical or dental insurance coverage from another employer or entity, the Company shall reimburse Employee for the difference between the cost of any COBRA premiums paid by Employee for continued medical and dental coverage under the Company’s group health plans for himself and his dependents and the active employee rates for coverage under such plans. The foregoing is subject to Employee’s timely enrollment in COBRA and payment of applicable premiums.

d.
Reporting and Withholding. Reporting of and withholding on any payment under this Agreement for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to this Agreement, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.	General Release.

a.
Employee, for Employee, and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases and discharges (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b.
The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination in Employment Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.

Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (each a “Government Agency”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Release does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

c.
The General Release in this Agreement does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including but not limited to vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers’ compensation.

4.	Confidential Information.

a.
For the purposes of this Agreement, “Confidential Information” shall include, without limitation, any non-public information relating to or pertaining to the Company, such as the whole or any portion or phase of (i) any proprietary information or Trade Secrets (defined below); (ii) any scientific, technical, business, or financial information; (iii) any marketing information, business development information, prospect information, or marketing analysis or plans; (iv) any customer information, lists, contacts, or needs; (v) any contracts, agreements, or leases; (vi) any discoveries, inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; (vii) any proposals, strategies, concepts, analyses, surveys, ideas, research, data, databases, reports, manuals, manuscripts, articles, or records; and (viii) any other business or corporate documents related to Company Business. The Company’s “Trade Secrets”

include, without limitation, the Company’s non-public marketing strategies, financial information, customer and client information, projects, plans, proposals, business strategies (including potential new business opportunities and divisions). All Confidential Information identified above shall be treated as Confidential Information regardless of whether it pertains to the Company, its affiliates, subsidiaries, or parents, or their customers. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information.

b.
Employee acknowledges the success of the Company depends in large part on the protection of the Company’s Confidential Information. Employee further acknowledges that, in the course of Employee’s employment with the Company, Employee became familiar with the Company’s Confidential Information. Employee recognizes and acknowledges that the Company’s Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which were essential to the performance of Employee’s duties. Employee acknowledges use or disclosure of the Confidential Information outside the performance of Employee’s job duties for the Company would cause harm and/or damage to the Company.

c.
Employee agrees that Employee will not, directly or indirectly, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Employee also agrees that Employee has not and will not use, directly or indirectly, any Confidential Information for Employee’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances. Employee has considered and treated and shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Employee or otherwise coming into Employee’s possession before, during, or after the Termination Date. Employee shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company, its affiliates, subsidiaries, parents, or customers. Employee agrees all such Confidential Information shall be and remain the sole and exclusive property of the Company.

5.	Remedies.

a.
Injunctive Relief. Employee acknowledges that any breach of Paragraph 4 or the surviving provisions of the Employment Agreement referenced in Paragraphs 6, 8, 12 and 13 below will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee agrees that upon breach or threat of imminent breach of any obligation under Paragraphs 4, 6, 8, 12, and/or 13 of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief without posting any bond or other security, and that Employee shall not oppose entry of any of these measures. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Colorado law governing this Agreement, including the right to seek damages from Employee.

b.
Attorneys’ Fees. In the event of any controversy, claim, or dispute between the parties affecting or relating to Paragraphs 4, 6, 8, 12, and/or 13 of this Agreement, if the Company is required to defend its actions or seek enforcement of the Agreement, the Company shall be entitled to recover all of its attorneys’ fees and costs if the Company is successful in its defense or enforcement action.

c.
Separate Provisions. Employee agrees the provisions of Paragraphs 4, 6, 8, 12, and 13 of this Agreement are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Employee that the Company has violated or breached this Agreement.

6.
Return of Company Property. Employee represents and warrants that Employee returned all Company property to the designated Company representative on or before Employee’s Termination Date, unless otherwise agreed upon. This property includes, but is not limited to, Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche), materials, keys, credit cards, laptops, cellular phone(s), computer disks, and badges. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form).

7.
Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

8.
Confidentiality of Agreement. Employee agrees to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except to Employee’s immediate family, accountants, legal or financial advisors, as part of an investigation or proceeding conducted by any Government Agency, or as otherwise appropriate or necessary as required by law or court order. To the extent that Employee discloses the existence or terms of this Agreement to Employee’s immediate family, accountants, or legal or financial advisors, Employee must advise them that they must not disclose the existence or terms of this Agreement to any person or entity. However, nothing contained herein precludes any individual from communicating with any Government Agency. If compulsory disclosure is required by a Government Agency, Employee shall provide the Company immediate notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.

The Company agrees to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except the Company’s Human Resources Department, Legal Department, Executive Management Team and Board of Directors, or as otherwise appropriate or necessary as required by law or court order. To the extent that Company chooses to disclose the existence or terms of this Agreement to the Company’s Human Resources Department, Legal Department, Executive Management Team and Board of Directors, the Company must advise them that they must not disclose the existence or terms of this Agreement to any person or entity. However, nothing contained herein precludes any individual from communicating with any Government Agency. If compulsory disclosure is required by a Government Agency, Company shall provide the Employee immediate notice of the compulsory process and affording the Employee the opportunity to obtain any necessary or appropriate protective orders.

9.
No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.	ADEA and Older Workers Benefit Protection Act Release

In addition to the General Release contained in Section 3, Employee knowingly, voluntarily, and irrevocably discharges and releases Releasees from any claims arising under the Age Discrimination in Employment Act (ADEA). Employee acknowledges that Employee has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 as follows:

You are advised to consult with an attorney before signing this Agreement.

You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

You have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that if you sign this Agreement before the end of the twenty-one-(21)-day period, it will be your personal, voluntary decision to do so and that you have not been pressured to make a decision sooner.

You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to:

Heska Corporation
Attn: Human Resources Department
3760 Rocky Mountain Avenue
Loveland, CO 80538

This agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided to you, until after the seven (7) day revocation period has expired. You understand that you will not receive any settlement payment if you void your signature or revoke this Agreement.

11.	Representations and Warranties. Employee represents and warrants as follows:

a.	Employee has read this Agreement and agrees to the conditions and obligations set forth in it;

b.
Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company;

c.
Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding;

d.
Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth herein if such disclosure were to be made after the execution of this Agreement;

e.	Employee has full and complete legal capacity to enter into this Agreement;

f.
Employee admits, acknowledges, and agrees that Employee is not otherwise entitled to the amounts and other consideration set forth in Paragraph 2, which are good and valuable consideration for this Agreement; and

g.
Employee further admits, acknowledges, and agrees that Employee has been fully and finally paid all wages, compensation, vacation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company or otherwise. This Agreement explicitly excludes vested, exercised stock and stock options currently owned by the Employee and does not prevent Employee from exercising vested stock options in accordance with Employee’s Stock Option Agreement. This Agreement further acknowledges that expenses submitted and approved before the Effective Date may be reimbursed after the Effective Date, in accordance with internal Company policies and procedures.

12.
Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, affiliates, agents, or representatives. Company agrees not to make to any person any statement that disparages Employee or reflects negatively upon the Employee.

13.	Cooperation. Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will be available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.

14.
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

15.
Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

16.
Enforcement. The Release contained herein does not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

17.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes and modifies any and all prior agreements. This Agreement cannot be modified except in a writing signed by all Parties.

18.
Venue, Applicable Law, and Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the Colorado state or federal courts.

19.
Interpretation. The determination of the terms, and the drafting, of this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

20.
Assignment. The Company may assign its rights under this Agreement. Employee cannot assign Employee’s rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.

Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dates written below.

Employee has carefully read the above and executes it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with legal advisors prior to executing this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanation made by the Company. Employee has had at least twenty-one (21) days to consider this Agreement. Employee understands that if she does not return this Agreement signed by her to the Company upon the expiration of the twenty-one-day consideration period, this offer will expire. Employee understands that she may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon Company as set forth in Paragraph 10 above.

EMPLOYEE	HESKA CORPORATION

/s/ Rod Lippincott	/s/ Christopher Sveen
Rod Lippincott	Christopher Sveen
Vice President, General Counsel

1/27/2020	1/27/2020
Date	Date